UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Weatherford International public limited company
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Dear fellow Weatherford shareholder:

We are writing to you concerning Weatherford’s 2018 Annual General Meeting of Shareholders to be held on Friday, April 27, 2018, in Switzerland. You have previously received an electronic or hard copy of our Proxy Statement, which is also available at www.weatherfordannualmeeting.com. In our Proxy Statement, our Board of Directors unanimously recommends a vote “FOR” the election of each of our director nominees.

As was the case last year, ISS Proxy Advisory Services has recommended against the election of Weatherford’s director nominee, Dr. Guillermo Ortiz, based on their characterization of his service as being “overboarded.” Glass Lewis, another proxy advisory firm, has again this year recommended a vote in favor of Dr. Ortiz.

Dr. Ortiz is in his second year of service on the board of Banco BTG Pactual and BTG Pactual Participations. BTG Pactual is structured as two separate sub-groups of commonly owned entities: (i) Banco BTG Pactual and (ii) BTG Pactual Participations, which is the general partner of, and controls, BTGI. However, the two sub-groups are managed in a strategically unified manner for the benefit of the overall enterprise. As such, Weatherford continues to consider this service, and the related time commitment of Dr. Ortiz, to be for the benefit of one company and we do not view him as “overboarded.” At last year’s annual general meeting of shareholders, over 77% of the votes cast were in favor of Dr. Ortiz’s re-election.

As set forth in our corporate governance principles, when evaluating our directors in consideration of re-election, “[d]irectors will be evaluated based on their history of attendance at Board and committee meetings as well as contributions and effectiveness at such meetings. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.”

We continue to strongly believe Dr. Ortiz has devoted, and will continue to devote, sufficient time to carry out his Weatherford board duties effectively. The boards of Banco BTG Pactual and BTG Pactual Participations meet at the same time and belong to the same group of companies. Dr. Ortiz’s service on these boards does not detract from his service on Weatherford’s board. As described on page 9 of our proxy statement along with his biography, Dr. Ortiz has:

• extensive international finance and banking experience in the public and private sector;

• expertise regarding global economic matters and multi-national financing, an important element of the Company’s global strategy;

• international perspective, with a focus on Latin America; and he is a

• frequent speaker, author of topical articles, and educator, providing a current perspective on financial matters.

THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT YOU VOTE “FOR” EACH NOMINEE FOR DIRECTOR.

If you have not voted, you may still vote your shares until the voting deadline set forth in the Proxy Statement: (5:59 a.m. (Central European Time) on April 26, 2018 (11:59 p.m. (Eastern Time) on April 25, 2018)).

If you have already voted your shares and wish to change your vote, you may still do so. Please let us know if you wish to discuss. Contact information is below.

•	Christina M. Ibrahim, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Phone: 713.836.7024, Christina.Ibrahim@weatherford.com

•	Karen David-Green, Vice President of Investor Relations, Marketing and Communications, Phone: 713.836.7430, Karen.David-Green@weatherford.com; or

Thank you for your time and consideration of this matter.

Kindest Regards,

/s/ Christina M. Ibrahim
Christina M. Ibrahim
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

/s/ Karen David-Green
Karen David-Green
Vice President of Investor Relations, Marketing and Communications